Verde Energy USA
Holdings, LLC and Subsidiaries
Consolidated Financial Statements
December 31, 2016 and 2015

Verde Energy USA Holdings, LLC and Subsidiaries
Index
December 31, 2016 and 2015

Page(s)
Report of Independent Auditors    1
Consolidated Financial Statements
Balance Sheets    2
Statements of Operations    3
Statements of Changes in Members’ Equity    4
Statements of Cash Flows    5
Notes to Consolidated Financial Statements    6–24

Report of Independent Auditors
To the Board of Directors and Management of
Verde Energy USA Holdings, LLC
We have audited the accompanying consolidated financial statements of Verde Energy USA Holdings, LLC and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of operations, of changes in members’ equity and of cash flows for the years then ended.
Management’s Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Verde Energy USA Holdings, LLC and its subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
/s/ PricewaterhouseCoopers LLP
April 11, 2017

Verde Energy USA Holdings, LLC and Subsidiaries
Consolidated Balance Sheets
December 31, 2016 and 2015

(in thousands except per share amounts)	2016	2015
Assets
Current assets:
Cash and cash equivalents	$9,112	$3,292
Restricted cash	4,049	3,171
Accounts receivable, net	22,844	29,330
Other receivables	31	106
Prepaid expenses	878	855
Income taxes receivable	1,379	166
Total current assets	38,293	36,920
Fixed assets, net	3,715	2,398
Deferred financing costs, net	6	163
Customer lists, net	3,248	2,738
Notes receivable	420	420
Goodwill	599	599
Security deposits and other	752	531
Deferred income taxes	2,366	2,311
Total assets	$49,399	$46,080

Liabilities and Members' Equity
Current liabilities:
Revolving line of credit	$7,097	$17,270
Accrued energy costs	7,298	8,450
Accounts and sales taxes payable	2,378	1,365
Accrued expenses	4,596	8,026
Subordinated term loan with related parties	—	1,231
Collateral line of credit	4,267	2,582
Term loans current	7,130	—
Total current liabilities	32,766	38,924
Term Loan	2,088	—
Total liabilities	34,854	38,924
Commitments and contingencies (Notes 15 and 17)

Members' equity:
Series A preferred units ($0.00 par value) authorized, issued, outstanding	—	—
Common units ($0.001 par value); 2,569 and 2,565 issued at December 31, 2016 and 2015, respectively	3	3
Additional paid-in capital	7,327	6,971
Members' equity	7,215	182
Total members' equity	14,545	7,156
Total liabilities and members' equity	$49,399	$46,080

The accompanying notes are an integral part of these consolidated financial statements.

Verde Energy USA Holdings, LLC and Subsidiaries
Consolidated Statements of Operations
Years Ended December 31, 2016 and 2015

(in thousands)	2016	2015
Net revenue	$169,451	$227,797
Cost of energy sold	119,665	184,539
Selling and service	14,399	14,299
General, administrative and regulatory	15,074	11,571
Depreciation and amortization	3,792	7,223
(Gain) loss on disposal of assets	(1)	25
Income from operations	16,522	10,140
Interest expense and other fees	(2,401)	(2,821)
Interest and other income	63	54
Total other expense	(2,338)	(2,767)
Income before provision for income taxes	14,184	7,373
Provision for income taxes	2,506	1,417
Net income	$11,678	$5,956

The accompanying notes are an integral part of these consolidated financial statements.

Verde Energy USA Holdings, LLC and Subsidiaries
Consolidated Statements of Changes in Members’ Equity
Years Ended December 31, 2016 and 2015

(in thousands except per share amounts)
	Series A Preferred		Common		Additional Paid-in Capital	Members' Equity (Deficit)	Total Members' Equity
	Units	Amount	Units	Amount
Balances as of December 31, 2014	538	$1	2,200	$2	$8,358	$(3,777)	$4,584
Redemption & conversion Series A	(538)	(1)	414	1	(445)	—	(445)
Common units warrants exercise	—	—	4	—	8	—	8
Conversion of common units to term loan	—	—	(53)	—	(1,000)	(253)	(1,253)
Tax distributions	—	—	—	—	—	(1,744)	(1,744)
Warrant issuance	—	—	—	—	50	—	50
Net income	—	—	—	—	—	5,956	5,956
Balances as of December 31, 2015	—	—	2,565	3	6,971	182	7,156
Redemption common units	—	—	(22)	—	(72)	(329)	(401)
Common units warrants exercise	—	—	26	—	186	—	186
Tax distributions	—	—	—	—	—	(4,316)	(4,316)
Warrant issuance	—	—	—	—	242	—	242
Net income	—	—	—	—	—	11,678	11,678
Balances as of December 31, 2016	—	$—	2,569	$3	$7,327	$7,215	$14,545

The accompanying notes are an integral part of these consolidated financial statements.

Verde Energy USA Holdings, LLC and Subsidiaries
Consolidated Statements of Cash Flows
Years Ended December 31, 2016 and 2015

(in thousands)	2016	2015
Cash flows from operating activities:
Net income	$11,678	$5,956
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,785	7,223
Bad debt expense	1,974	1,147
Amortization of deferred financing costs	167	245
Stock based compensation	95	50
(Gain) loss on disposal of assets	(1)	25
Deferred income taxes	(55)	574
Change in operating assets and liabilities, net of acquisitions
Accounts receivable	4,512	20,134
Other receivables	75	(36)
Prepaid expenses	(23)	(141)
Income taxes receivable	(1,213)	(53)
Security deposits and other	(331)	(176)
Accounts and sales taxes payable	1,012	(2,277)
Accrued energy costs and expenses	(5,903)	(8,043)
Net cash provided by operating activities	15,772	24,628
Cash flows from investing activities:
Restricted cash	(878)	2,477
Notes receivable	—	(70)
Purchase of fixed assets	(2,463)	(1,332)
Cash paid for acquisitions, net of cash acquired	(2,375)	—
Net cash (used in) provided by investing activities	(5,716)	1,075
Cash flows from financing activities:
Net repayments on revolving line of credit	(10,172)	(19,792)
Proceeds from collateral line of credit	13,595	8,617
Repayments on collateral line of credit	(11,920)	(10,346)
Repayments on term loans	(3,035)	(414)
Proceeds from term loans	12,400	—
Proceeds of subordinated term loan	—	500
Repayments on subordinated debt	(1,231)	(1,106)
Share redemptions	(401)	(445)
Proceeds from exercise of warrants	186	8
Payment of member tax distributions	(3,658)	(1,744)
Net cash used in financing activities	(4,236)	(24,722)
Net increase in cash and cash equivalents	5,820	981
Cash and cash equivalents
Beginning of year	3,292	2,311
End of year	$9,112	$3,292
Cash paid during the period for:
Income taxes	$3,774	$1,002
Interest	2,253	2,585
Noncash supplemental disclosure
Capital expenditures held in accrued expenses	$172	—

The accompanying notes are an integral part of these consolidated financial statements.

Verde Energy USA Holdings, LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2016 and 2015

1.	Description of Business and Organization
Verde Energy USA Holdings, LLC (“VEU”) and its subsidiaries (collectively, the “Company”) is an independent retail energy services company that provides residential and commercial customers in competitive markets with an alternative choice for natural gas and electricity. VEU is a holding company whose sole material assets consist of equity interests in its direct and indirect wholly owned subsidiaries.
The business of the Company primarily involves the sale of electricity and natural gas to residential and commercial customers under variable price and fixed price contracts. The Company, through its subsidiaries, principally markets electricity and natural gas and derives its gross margin from the difference between the price at which it sells the commodities to its customers and the price at which it purchases the associated volumes from its suppliers.
Through its licensed operating subsidiaries, the Company (i) provides retail electricity to its customers in the Connecticut, Illinois, Massachusetts, New Jersey, New York, Ohio, Pennsylvania, and Texas markets; and (ii) provides retail natural gas to its customers in New Jersey, New York and Pennsylvania.
As at December 31, 2016, the following are the direct and indirect wholly owned subsidiaries of VEU: Verde Energy USA, Inc. (“Verde Inc.”), Verde Energy Solutions, LLC; Verde Energy USA Commodities, LLC; Verde Energy USA Connecticut, LLC; Verde Energy USA DC, LLC; Verde Energy USA Illinois, LLC; Verde Energy USA Maryland, LLC; Verde Energy USA Massachusetts, LLC; Verde Energy USA New Jersey, LLC; Verde Energy USA New York, LLC; Verde Energy USA Ohio, LLC; Verde Energy USA Pennsylvania, LLC; Verde Energy USA Texas Holdings, LLC; Verde Energy USA Texas, LLC; and Verde Energy USA Trading, LLC.

2.	Summary of Significant Accounting Policies
Basis of Presentation
The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements are presented in U.S. dollars.
Principles of Consolidation
The consolidated financial statements include the financial statements of VEU and its direct and indirect wholly owned subsidiaries as at December 31, 2016 and 2015, respectively, and include all the subsidiaries and entities over which VEU has power to govern the financial and operating policies, are consolidated from the date of acquisition and control, and continue to be consolidated until the date that such control ceases. All intercompany balances, revenue, and expenses are eliminated on consolidation.

Verde Energy USA Holdings, LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2016 and 2015

Use of Estimates and Assumptions
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts and timing of revenue and expenses, the reported amounts and classification of assets and liabilities, and the disclosure of contingent assets and liabilities. These estimates and assumptions are based on the Company’s historical experience as well as management’s future expectations. As a result, actual results could materially differ from management’s estimates and assumptions. The Company’s management believes that its most significant estimates relate to revenue recognition, cost of energy sold, estimate of unbilled receivables, determination of the fair value of warrants issued, the valuation of customer lists acquired, the valuation of goodwill and other intangible assets, accrual for renewal energy certificates and certain other accrued expenses.
Cash and Cash Equivalents
Cash and cash equivalents consist of unrestricted demand deposits with financial institutions and includes highly liquid investments with original maturities of three months or less. At any time, cash in banks may exceed federally insured limits. The Company periodically assesses the financial condition of the institutions where these funds are held and believes that its credit risk is minimal with respect to these institutions.
Restricted Cash
Restricted cash consist of cash and cash equivalents required to be deposited with state regulators, Independent System Operators (“ISOs”), local distribution companies (“LDCs”) or other counterparties as required collateral in order to operate in certain markets or for other financial assurance purposes and are classified as current assets on the consolidated balance sheets.
Accounts Receivable
The Company delivers electricity and natural gas to its customers through LDCs, many of which have purchase of receivables (“POR”) programs in place, under which programs the LDCs are responsible for billing the customer, collecting payment from the customer and remitting payment to the Company and assume the credit risk associated with the customer billings for consumed electricity and natural gas. Accounts receivable primarily represents amounts due for energy consumed by customers and billed, net of an allowance for estimated amounts that will not be collected from customers, plus an estimate of unbilled receivables. Unbilled receivables represent the amount of energy consumed by customers as of year-end but not yet billed. Unbilled receivables are estimated by the Company based on the number of units of energy consumed but not yet billed, multiplied by the current customer average sales price per unit.
Natural Gas Storage
Natural gas storage represents the natural gas delivered to and held in various storage fields by the Company on behalf of its customers. The storage balance will fluctuate as natural gas is either injected or withdrawn on a daily basis from the storage fields. Natural gas is valued at the lower of cost and net realizable value, with the costs being determined on a weighted-average basis. Net realized value is the estimated selling price in the ordinary course of business.

Verde Energy USA Holdings, LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2016 and 2015

Credit Risk and Allowance for Doubtful Accounts
The Company operates primarily in markets that have POR programs in place. Consequently, in these markets the Company’s exposure to credit risk concentration is limited primarily to those LDCs that collect and remit receivables on a daily or monthly basis from the Company’s individually insignificant and geographically dispersed customers. The Company regularly monitors the financial condition of each such LDC and currently believes that its susceptibility to an individually significant write-off as a result of concentrations of customer accounts receivable with those LDCs is remote. The discounts paid to the LDCs for the POR program are recorded in cost of energy sold in the consolidated statements of operations.
In other markets, the Company operates under either limited recourse POR or non-POR programs. In these markets, certain receivables are billed and collected by the Company, and the Company bears the credit risk on these accounts. In non-POR markets, the Company manages customer credit risk through formal credit reviews or screenings, deposits and disconnection for nonpayment. The Company’s customers are individually insignificant and geographically dispersed in these markets. The Company bears the credit risk on these accounts and records an appropriate allowance for doubtful accounts to reflect any losses due to nonpayment by customers. The Company maintains an allowance for doubtful accounts, which represents management’s estimates of losses inherent in the accounts receivable balance based on known troubled accounts, historical experience, account aging and other current available information. Based on the factors above, the Company will write-off balances when it believes that amounts are no longer collectible and when it has exhausted all reasonable means to collect these receivables.
Fixed Assets
Fixed assets consist primarily of office equipment and furniture, computer hardware, software, website costs, internally developed software and leasehold improvements. Fixed assets are stated at cost, less accumulated depreciation, on the consolidated balance sheets. The commencement date for capitalization of costs occurs when the Company first incurs expenditures for the qualifying assets. Expenditures for significant improvements are capitalized. When assets are retired or sold, the cost and related depreciation are eliminated, and any gain or loss is reflected on the consolidated statements of income. Repairs and maintenance costs are charged to expense as incurred. Depreciation is recorded on a straight-line basis over the estimated useful lives of the related assets, which generally range from three to five years.
Leasehold improvements are stated at cost, less accumulated amortization, on the consolidated balance sheets. Costs of upgrades and build-out of new office space that adds functionality are capitalized. Amortization is provided on a straight-line basis over the shorter of the useful life of the asset or the remaining term of the lease. Rentals that convey merely the right to use property are charged to expense as incurred.
Deferred Financing Costs
Costs related to revolving line of credit are capitalized and amortized on a straight-line basis over the term of the related loans.
Customer Lists
Customer list acquisitions represent customer contract acquisitions not acquired through direct marketing activities of the Company and are recorded as other non-current assets on the consolidated balance sheets. Customer list assets are amortized over the estimated three to seven-year average life of the related customer contracts acquired.

Verde Energy USA Holdings, LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2016 and 2015

Goodwill
Goodwill is measured as the excess of the cost of the acquired business over the net fair value of the identifiable assets acquired and liabilities assumed including noncontrolling interest. If the fair values of the assets, liabilities and noncontrolling interest can only be calculated on a provisional basis, the business combination is recognized using provisional values. Any adjustments resulting from the completion of the measurement process are recognized within twelve months of the date of acquisition.
In accordance with US GAAP, the Company does not amortize goodwill, but instead tests goodwill for impairment at the reporting unit level annually and more frequently if a triggering event occurs. The Company has adopted Accounting Standards Update 2011-08 Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment. This guidance allows the Company to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value as a basis for determining whether it needs to perform a quantitative two-step goodwill impairment test. Only if the Company determines, based on its qualitative assessment, that it is more likely than not that a reporting unit’s fair value is less than its carrying value will it be required to perform a two-step quantitative test. The first step of the quantitative test involves a comparison of the estimated fair value of a reporting unit to its carrying value amount, including goodwill. The second step of the quantitative test compares the implied fair value of the reporting unit’s goodwill with its goodwill carrying amount to measure the amount of impairment loss, if any. For 2016, the Company applied the two-step impairment test and concluded that goodwill was not impaired.
Impairment of Non-Financial Assets
At each balance sheet date, the Company reviews the carrying amounts of its finite lived non-financial assets, including fixed assets, website costs, internally-developed software, customer lists, and other deferred costs to determine whether there is any indication of impairment.
Finite lived assets, including fixed assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset.
Renewable Energy Credits
The Company offers renewable electricity products in certain markets. Renewable electricity products are a growing market opportunity and typically provide increased unit margins as a result of improved customer satisfaction and less competition. Renewable electricity products allow customers to choose electricity sourced from wind, solar, hydroelectric and biofuel sources, through the purchase of renewable energy credits (“RECs”). These products typically provide for fixed or variable prices. The Company currently offers renewable electricity products in all of its electricity markets.
In addition to the RECs the Company purchases to satisfy its voluntary requirements under the terms of its contracts with its customers, the Company must also purchase a specified amount of RECs based on the amount of electricity the Company sells in a state in a year pursuant to individual state renewable portfolio standards. The Company forecasts the price for the required RECs at the end of each month and incorporates this cost component into its customer pricing models. The liability is recorded in accrued expenses. The accrued REC balance as of December 31, 2016 and 2015 was $2,444 and $6,244 respectively.

Verde Energy USA Holdings, LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2016 and 2015

Equity-Based Compensation
The Company accounts for warrants granted to employees in its equity-based compensation plan in accordance with the provisions of ASC 718 Compensation-Stock Compensation. Accordingly, the fair value of warrant grants is estimated on the date of the grant using an option-pricing model.
Energy Sales
The Company’s revenues are derived primarily from the sale of energy (i.e. natural gas and electricity) to retail customers. Revenues are recognized based on consumption. Revenues from the sale of energy are recognized in the period in which customers consume the commodity. Sales of energy are generally billed by the LDCs, acting as the Company’s agent, on a monthly cycle basis. The billing cycles for customers do not coincide with the accounting periods used for financial reporting purposes. The Company follows the accrual method of accounting for recording revenue, whereby revenue applicable to energy consumed by customers, but not yet billed under the cycle billing method, are estimated and accrued, along with the related costs, and included in operations. Such estimates are refined in subsequent periods upon obtaining final information from the LDCs. Changes in these estimates are reflected in operations in the period in which they are refined. Revenues on the consolidated statements of operation are recorded net of sales incentives. Sales incentives are cash rebates paid to customers under the terms of certain product agreements and are recorded as a reduction of revenue and totaled $1,394 and $2,770 for the years ended December 31, 2016 and 2015, respectively.
The Company’s operations are seasonal. Electricity consumption is typically highest during the summer months of July and August due to cooling demand and the winter months of January and February due to heating demand. Natural gas consumption is typically highest during the months of November through March due to heating demand.
Cost of Energy Sold
Direct energy costs are recognized concurrently with the related energy sales. Direct energy costs include the commodity cost of purchased energy, costs associated with energy delivery, fees incurred from various energy related service providers, the discounts paid to the LDCs for the POR program, the cost of renewable energy certificates, program and sleeving fees and ISO activity charges paid to Shell Energy North America (“Shell”), and fees and charges from ISOs and LDCs. The Company estimates and accrues for these fees based on invoices, activity levels, preliminary settlements and other available information. Final determination and settlements of these charges may take several months following the month of delivery and are adjusted as information becomes available.
Collection of Sales Tax
Sales tax is added to customer bills for many of the markets served by the Company. Sales taxes collected from customers on behalf of governmental entities are excluded from the Company’s revenues and are recorded in accounts and sales taxes payable on the consolidated balance sheets until they are remitted to the appropriate governmental entities.
Advertising
The Company expenses advertising costs as they are incurred. Advertising expenses for the years ended December 31, 2016 and 2015 were $372 and $215, respectively.

Verde Energy USA Holdings, LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2016 and 2015

Major Customers and Suppliers
The Company’s customers are individually insignificant, and no individual customer accounted for ten percent (10%) or more of the Company’s consolidated revenue in 2016 or 2015. The Company’s customers are geographically concentrated in the ISO New England, PJM ISO, New York ISO and Electric Reliability Council of Texas (“ERCOT”) territories. The Company participates in Municipal Aggregation programs in several states. As of December 31, 2016 and 2015, approximately 5% and 12% of the Company’s net revenue resulted from Municipal Aggregation programs, respectively.
The Company procures a majority of its energy on a nonexclusive basis from Shell.
Derivatives
The Company’s retail marketing activities expose it to a variety of market risks, principally from fluctuating commodity prices. The Company has established risk management policies and procedures designed to reduce the potentially adverse effects of price volatility on operating results. The Company utilizes certain physical forward commodity purchase contracts and derivative financial instruments to reduce exposure to fluctuations in the price of electricity and natural gas, which are deemed to be “normal purchases” under US GAAP. Accordingly, such contracts are not carried on the consolidated balance sheets at fair value. The majority of contracts documented for the “normal purchases” exception are accounted for as executory contracts with the corresponding purchase and sale recorded for accounting purposes at the settlement date. The Company also has commodity swap contracts designated and qualifying as cash flow hedges which are reported at fair value. These contracts include swap forwards that are bilateral contracts with counterparties. Gains and losses from the hedges are recorded as part of cost of goods sold in the consolidated statements of operations. The fair value of the swaps was not material to the consolidated financial statements at December 31, 2016 and 2015.
Income Taxes
For VEU and its subsidiaries other than Verde Inc., there is no provision for income tax, as the entities are limited liability companies treated as flow-through entities for U.S. federal income tax purposes, and taxes are paid individually by the members of VEU. The members’ respective shares in the net income of VEU and its subsidiaries other than Verde Inc. are reportable on their individual tax returns.
For Verde Inc., a Subchapter C corporation, the provision for income taxes includes federal and state income taxes. Verde Inc. provides for deferred taxes on temporary differences arising from assets and liabilities whose bases are different for financial reporting and income tax purposes. These differences relate primarily to different depreciation and amortization methods used for financial reporting and income tax purposes and expenses reported in different periods for financial reporting and income tax purposes.
Deferred income tax assets and liabilities are computed based on enacted tax laws for temporary differences between the financial statement and tax bases of assets and liabilities and for tax attributes. Changes in enacted tax rates are reflected in the tax provision as they occur. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized. Interest and penalties, if any, related to accrued liabilities for potential tax assessments are included in income tax expense.

Verde Energy USA Holdings, LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2016 and 2015

Tax distributions
Members of the Company are entitled to receive non-tax distributions from the Company if, as, and when declared by the Board (as determined under the limited liability company agreement of the Company, as amended), subject to available cash and applicable law and contractual restrictions (including pursuant to the Company’s agreements with Shell). To date, the Company has not made any non-tax distributions.
The Company is required to make annual tax distributions and may make more frequent tax distributions (e.g. quarterly) to the members of the Company, pro rata in accordance with their respective percentage interests for such period (as determined under the limited liability company agreement of the Company, as amended), subject to available cash and applicable law and contractual restrictions (including pursuant to the Company’s agreements with Shell). Generally, these tax distributions will be an amount equal to the estimate of the taxable income of the Company for the year multiplied by an assumed effective marginal combined U.S. federal, state and local income tax rate of 47%. The Company currently makes quarterly tax distributions. If, with respect to any given calendar year, the aggregate periodic tax distributions were less than the actual taxable income of the Company multiplied by the assumed tax rate, the Company would make a “true up” tax distribution, no later than March 15 of the following year, equal to such difference, subject to available cash and applicable law and contractual restrictions (including pursuant to the Company’s agreements with Shell). The Company obtains funding to pay its tax distributions through its agreements with Shell.
Tax audits
From time to time, the Company is subject to state and federal tax audits. In the opinion of management, assessments levied against the Company as a result of these audits will not have a material effect on the consolidated results of operations, cash flows or financial position of the Company.
Recently Issued Pronouncements
In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”), which requires management to assess a company’s ability to continue as a going concern. Related footnote disclosures are required in certain circumstances when conditions give rise to substantial doubt about a company’s ability to continue as a going concern within one year from the financial statement issuance date. ASU 2014-15 is effective for fiscal years ending after December 15, 2016, and all annual and interim periods thereafter. The Company adopted ASU 2014-15 for the year ended December 31, 2016. The adoption of this standard did not impact the consolidated financial statements.
In March 2016, the FASB issued ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). The objective of ASU 2016-09 is to simplify how share-based payments are accounted for and presented in the financial statements, including the following: (1) a change in the timing of when the tax effects related to share-based payments are recorded, (2) a change in the amount of statutory tax which can be withheld without causing the award to be liability classified, and (3) a change which allows entities to make an accounting election for the impact of forfeitures on the recognition of expense for share-based payment awards. ASU 2016-09 is effective for annual reporting periods beginning after December 15, 2016, and interim reporting periods within those calendar years. The Company is currently evaluating the impact of adoption of this standard on its consolidated financial statements.

Verde Energy USA Holdings, LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2016 and 2015

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (“ASU 2016-13”). ASU 2016-13 introduces a new model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses. The ASU will apply to: (1) accounts receivable, trade receivables, loans and other financial assets measured at amortized cost, (2) loan commitments and certain other off-balance sheet credit exposures, (3) debt securities and other financial assets measured at fair value through other comprehensive income, and (4) beneficial interests in securitized financial assets. ASU 2016-13 is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is currently evaluating the impact of adoption of this standard on its consolidated financial statements.
In January 2016, the FASB issued ASU 2016-01, Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”), which affects the presentation and disclosure requirements of financial liabilities where the fair value option has been elected. The amendments in this update exempt all entities that are not public business entities, as defined, from disclosing fair value information for financial instruments measured at amortized cost. Effective January 1, 2015, the Company adopted ASU 2016-01 on a prospective basis.
Effective December 31, 2015, the Company adopted ASU 2015-16, Simplifying the Accounting for Measurement Period Adjustments (“ASU 2015-16”), that eliminates the requirement to restate prior period financial statements for measurement period adjustments. The new guidance requires that the cumulative impact of a measurement period adjustment (including the impact on prior periods) be recognized in the reporting period in which the adjustment is identified. The guidance does not change what constitutes a measurement period adjustment. The adoption of ASU 2015-16 did not impact the Company’s previously reported financial statements.
In November 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”), which requires all deferred tax assets and liabilities, along with any related valuation allowance, to be classified as noncurrent on the balance sheet. Effective January 1, 2015, the Company adopted ASU 2015-17 on a prospective basis.

3.	Acquisitions
On March 17, 2016, the Company, acting through its subsidiary, Verde Energy USA Texas, LLC, acquired 4,571 commercial and residential electric accounts in the State of Texas from TruSmart Energy LLC and assumed its bi-lateral power hedges with Shell. The transaction was accounted for under the acquisition method of accounting and recorded at fair value. All expenses associated with the acquisition were expensed as incurred. The fair value of the customer list acquired was determined based upon a discounted cash flow model. All of these acquisitions were financed through the credit facility from Shell (see Note 10).
The following table summarizes the fair value of the assets acquired and liabilities assumed at the acquisition date during the year ended December 31, 2016 with respect to TruSmart Energy:

Fair value of customer lists	$739
Bi-lateral hedge liabilities	(482)
Cash consideration paid	$257

Verde Energy USA Holdings, LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2016 and 2015

During 2016, the Company, acting through its subsidiary, Verde Energy USA Texas, LLC, acquired an aggregate of 8,393 commercial and residential electric accounts in the State of Texas from Andeler Corporation. A portion of the commercial accounts consist of Continuous Service Agreements, which are contractual arrangements with the owners of apartment complexes and similar properties that allow the Company to automatically transfer (i) electric service and (ii) bill payment responsibility for any unit listed on the contract to the owner when the unit is unoccupied or a resident/occupant requests that service be turned off. The transaction was accounted for under the acquisition method of accounting and recorded at fair value. All expenses associated with the acquisition were expensed as incurred. The fair value of the customer list acquired was determined based upon a discounted cash flow model. All of these acquisitions were financed through the credit facility from Shell (see Note 10).
The following table summarizes the purchase price paid, fair value of the assets acquired and liabilities assumed at the acquisition date during the year ended December 31, 2016 with respect to Andeler Corporation:

Purchase Price	$2,144
Cash consideration paid	2,144
Fair value of customer lists	$2,144

4.	Customer Lists
Customer lists, net as of December 31, 2016 and 2015, consisted of the following:

	2016	2015
Customer lists	$21,220	$18,353
Less: Accumulated amortization	(17,972)	(15,615)
Customer lists, net	$3,248	$2,738

Customer lists acquired are amortized over the estimated three to seven-year average life of the related customer contracts acquired. Amortization expense for the years ended December 31, 2016 and 2015, was $2,357 and $5,820, respectively. Future minimum amortization:

2017	$1,319
2018	504
2019	451
2020	325
2021	288
Thereafter	361
$3,248

Verde Energy USA Holdings, LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2016 and 2015

5. Accounts Receivable
Accounts receivable, net, at December 31, 2016 and 2015, consisted of the following:

	2016	2015
Billed	$13,371	$16,454
Unbilled	9,473	12,876
Accounts receivable, net	$22,844	$29,330
Allowance for uncollectible accounts totaled $202 and $279 for the years ended December 31, 2016 and 2015, respectively.

6.	Fixed Assets
Fixed assets at December 31, 2016 and 2015, consisted of the following:

	2016	2015
Furniture and equipment	$1,053	$503
Computer hardware and software	338	249
Website costs	1,905	1,384
Internally developed software	3,814	2,946
Leasehold improvements	641	178
	7,751	5,260
Less: Accumulated depreciation	(4,036)	(2,862)
Fixed assets, net	$3,715	$2,398
Depreciation and amortization expense totaled $1,181 and $1,028 for the years ended December 31, 2016 and 2015, respectively.

7.	Deferred Financing Costs
Deferred financing costs include legal fees and debt underwriting fees and loss on reacquired debt.. These costs are amortized over five years, the term of the debt instruments, on a straight-line basis. Amortization expense, which is included within interest expense in the consolidated statements of operations, totaled $167 and $245 for the years ended December 31, 2016 and 2015 respectively.
Deferred financing costs as of December 31, 2016 and 2015, consisted of the following:

	2016	2015
Deferred financing costs	$1,234	$1,224
Less: Accumulated amortization	(1,228)	(1,061)
Deferred financing costs, net	$6	$163
Future minimum amortization for 2017 is $6.

Verde Energy USA Holdings, LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2016 and 2015

8. Notes Receivable
In May 2014, the Company entered into a Master Broker Agreement with Front Line Power Solutions, LLC (“Front Line”), in which Front Line agreed to act as a broker for the Company and to assist it in obtaining commercial customers. As part of that transaction, the Company extended two term loans to Front Line consisting of a term loan in the amount of $350 on May 23, 2014 and a term loan in the amount of $70 on August 5, 2015. The loans are unsecured, accrue interest at 12% per year and are due and payable on May 1, 2018. In connection with the loans, the Company was issued warrants to acquire membership units in Front Line. The warrants have not been exercised.
9. Goodwill
The following summarizes the activity related to Goodwill for the years ending December 31, 2016 and 2015:

Goodwill at December 31, 2014	$439
Measurement period adjustment	160
Goodwill at December 31, 2015	599
Activity in 2016	—
Goodwill at December 31, 2016	$599

10.	Financing
Shell Energy North America Agreements
Credit Agreement
The Company has a substantial business relationship with Shell, in which Shell both sells and finances power and provides related products and services, including credit support arrangements. The relationship began in August of 2011. Under the credit agreements with Shell, the Company has access to a revolving credit facility, a collateral credit facility, a storage credit facility and a term loan facility. The maximum amount under the different facilities was $27,000 in August 2011 and was increased to $35,000 effective August of 2013.
On January 31, 2013, the Company entered into an interim credit facility with Shell in the maximum amount of $10,000 to finance the acquisition of certain commercial and residential accounts in the states of New Jersey, Pennsylvania and Connecticut. The interim credit facility bears interest at 11.25% per annum and was due January 31, 2015. Amounts drawn under this interim credit facility were required to be repaid in 22 monthly installments beginning April 30, 2013. In February of 2015, the Company made the final payment on the $10,000 Shell interim credit facility.
On February 23, 2016, the Company amended and restated its financing relationship with Shell. Among other changes, the amended and restated documentation extended the expiration date until February 23, 2021, increased the maximum amount available under the different facilities from $35,000 to $50,000, and reclassified as a Term Loan $10,000 of the outstanding Revolving Credit Facility, a substantial portion of which amount was used to fund the acquisition of Potentia Energy LLC in 2014. In connection with and as consideration for the closing of that transaction, the Company issued to Shell a warrant to purchase 92 Common Units at a purchase price per Common Unit of $18.25. The

Verde Energy USA Holdings, LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2016 and 2015

fair value of the warrants has been recognized as a discount on the term loan, which will be accreted to interest expense over the term of the Term Loan.
The credit facilities are collateralized by substantially all assets of the Company.  The facilities are also subject to certain financial and non-financial covenants.  The Company routinely tracks and monitors its compliance with its covenant requirements and was not aware of any non-compliances as at December 31, 2016. The credit facilities contain certain customary events of default including, among other things, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults, change in control, events of bankruptcy, material undischarged judgments in excess of $500, and certain events with respect to material contracts. If such an event of default occurs, Shell would be entitled to take various actions, including the acceleration of amounts due under the credit facilities and all actions permitted to be taken by a secured creditor.
At December 31, 2016 and 2015, the interest rates on the revolving and collateral facilities were 6.00% and 7.00%, respectively.  Prior to February 23, 2016, the interest rate on the revolving credit facility was 3.0% per annum plus the greater of 300 basis points or the three-month LIBOR, and the interest rate on the collateral credit facility was 3.0% per annum plus the greater of 400 basis points or the three-month LIBOR. Effective February 23, 2016, the interest rate on the revolving credit facility was 3.0% per annum, plus the greater of LIBOR or 3%, and the interest rate on the collateral credit facility was 3.0% per annum, plus the greater of LIBOR or 4%. Interest expense on the above facilities totaled approximately $832 and $2,180 for the years ended December 31, 2016 and 2015, respectively.
Supply Agreement
The Company has a substantial business relationship with Shell in which Shell supplies the Company’s wholesale energy needs (electricity and natural gas) and hedging requirements in accordance with the Company’s Risk Policy, as incorporated into the Shell financing documents. On February 23, 2016, the Company amended and restated its supply relationship with Shell. Among other changes, the amended and restated documentation extended the expiration date until February 23, 2021.
Under the supply agreements, Shell assumes the responsibility for meeting all the credit and collateral requirements with each ISO. Under the supply agreements, the LDCs serving the Company’s customers are directed to remit all customer payments into a designated restricted bank account, and the funds in that account are used to pay Shell for the energy supplied and other fees and interest due under the supply agreements. The trade payables are secured by funds pledged in the restricted account and accounts receivable.
Term Loans
In February 2016, the Company entered into two term loan facilities with Shell, one in the amount of $10,000, which reclassified that amount of the outstanding principal balance of the Revolving Credit Facility, and one in an aggregate amount not to exceed $3,000, to be used by the Company to fund its purchase of customer lists from Andeler Corporation (Note 3). Each term loan bears interest at 8% per annum plus the Prime Rate. Principal and interest on each is due and payable monthly over a term of 24 months. At December 31, 2016 and 2015, the interest rates on the interim credit facilities were 11.50% and 11.25%, respectively.  Interest expense on the above facilities totaled approximately $1,107 and $4 for the years ended December 31, 2016 and 2015, respectively.

Verde Energy USA Holdings, LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2016 and 2015

11.	Subordinated Term Loans
Subordinated term loans totaled $0 and $1,231 at December 31, 2016 and 2015, respectively. On March 31, 2014, certain management members converted a total of $975 of the principal balance of their subordinated terms loans into 52 Common Units, at a conversion rate of $18.75 per Common Unit. The Company is required to redeem the 52 Common Units on or before March 31, 2017 at a price of $21.65 per Common Unit.
On March 31, 2014, certain members purchased from the Company a total of 53 Common Units at a purchase price of $18.75 per Common Unit. On March 31, 2015, the Company redeemed the 53 Common Units by issuing its subordinated term loan notes in the aggregate amount of $1,253. The Notes are unsecured, accrue interest at 10% per year and are due and payable on August 1, 2016. The Notes were paid in full on August 1, 2016.
On October 1, 2015, the Company borrowed $500 from VEU’s Chairman to fund the redemption of the Preferred Units (Note 12) and issued its subordinated term loan note in the amount of $500. The Note was paid in full on December 1, 2016.
Subordinated term loans payable as of December 31, 2016 and 2015, consisted of the following:

	2016	2015
Term loan notes payable to management members. Interest accrues at a rate of 10% and is payable monthly. The balance was paid July 1, 2016.	$—	$366
Term loan notes payable to non-management members. Interest accrues at a rate of 10% and is payable monthly. The balance was paid July 1, 2016.	—	365
Term loan notes payable to management members. Interest accrues at a rate of 18% and is payable monthly. The balance was paid December 1, 2016.	—	500
	$—	$1,231
Interest expense on the above term loans totaled $157 and $217 for the years ended December 31, 2016 and 2015, respectively.

12.	Members’ Equity and Warrants
Preferred Units
Pursuant to the Limited Liability Company Agreement of Verde Energy USA Holdings, LLC, made as of January 1, 2011 (as amended, the “LLC Agreement”), the Company is authorized to issue Preferred Units. As of December 31, 2016 and 2015, there were no Preferred Units issued and outstanding.
A cumulative dividend accrues on the Preferred Units at a rate of 8% per year. Undeclared cumulative preferred dividends were $0 as of December 31, 2016 and December 31, 2015, respectively. As part of the September 30, 2015 redemption and conversion transactions described below, each holder of Preferred Units irrevocably waived the cumulative preferred dividends.
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, assets available for distribution shall be paid to the holders of the then-outstanding Preferred Units up to their Unpaid Preferred Return, which was $0 as of December 31, 2016 and December 31, 2015.

Verde Energy USA Holdings, LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2016 and 2015

As part of the September 30, 2015 redemption and conversion transactions described below, each holder of Preferred Units irrevocably waived the Unpaid Preferred Return.
On September 30, 2015, the Company entered into agreements with each of the holders of the Preferred Units pursuant to which the Company redeemed one-third of the Preferred Units from all of the holders (except one as described below) at a redemption price of $3.60 per Common Unit and converted the remaining two-thirds of the Preferred Units into Common Units on a one-for-one basis. One holder elected to convert all of his Preferred Units into Common Units on a one-for-one basis.
Common Units
The Company is authorized to issue Common Units. Common Units outstanding are 2,569 and 2,565 as of December 31, 2016 and 2015, respectively. 414 Common Units were issued in the conversion of the Preferred Units on September 30, 2015. On March 31, 2014, certain members purchased a total of 53 Common Units at a purchase price of $18.75 per Common Unit. On March 31, 2015, the Company redeemed the 53 Common Units at a purchase price of $23.50 per Common Unit by issuing a promissory note to each of the members for the purchase price (aggregate purchase price of $1,253) (Note 11).
In May and June, 2016, the Company redeemed an aggregate of 22 Common Units from certain members of its senior management team, at a purchase price of $18.25 per Common Unit, by paying cash in the aggregate amount of $401. The redemptions facilitated the exercise of Common Unit warrants and the payment of income taxes by the members.
Warrants
The Company has issued warrants to purchase Common Units both as compensation for services rendered and in connection with issuances of debt. Each warrant entitles the holder to purchase a Common Unit. The exercise prices on warrants outstanding as of December 31, 2016 ranged from $5.00 to $25.00 per Common Unit and are generally exercisable for a period of five years. The warrant holder has the option of exercising the warrant, in whole or in part, either for cash at the exercise price in the warrant or on a net basis (a “cashless exercise”), which is based on the positive difference between the “fair market value” of the Common Units over the exercise price. Any warrant not exercised by the expiration date lapse and are forfeited. The purpose of the issuance of warrants as compensation is to provide a means to attract and retain individuals to serve as directors, employees and consultants who provide services to the Company by affording such individuals a means to acquire and maintain ownership of equity in the Company.
The fair value of each warrant grant is estimated on the date of grant using the Black-Scholes option pricing model. Because the option pricing model requires the use of subjective assumptions, changes in these assumptions can materially affect the fair value of the warrants.
The Company does not maintain an internal market for its Common Units, and observable market prices are not available. Therefore, the Company estimates a value for its warrants by substituting historical volatility of certain appropriate comparable companies for the expected volatility of its Common Unit price as an assumption in its valuation model.
The assumptions used and the weighted average calculated value of the warrants on various grant dates are noted in the following table. The risk-free interest rate assumed in valuing the options is based on the one-year U.S. Treasury yield curve.

Verde Energy USA Holdings, LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2016 and 2015

	2016	2015
Risk-free interest rate	1.03% - 1.22%	1.32% - 1.37%
Expected dividend yield	—	—
Expected volatility	14.49%	18.46%
Expected life (term to exercise from grant date) in years	5	5
Weighted average calculated value of options granted	$166	$91
The Company recognized equity-based compensation expense of $95 and $50 for the years ended December 31, 2016 and 2015, respectively. As of December 31, 2016, $141 of total unrecognized compensation expense is expected to be recognized through November 2020.
The weighted-average grant date fair values of the warrants granted during the years ended December 31, 2016 and 2015, was $166 and $91, respectively. At December 31, 2016, the warrants had no intrinsic value.
A summary of warrant activity for the years ended December 31, 2016 and 2015 is as follows:

	Warrants	Weighted Average Exercise Price
Outstanding - January 1, 2016	396	$16.21
Granted	102	18.26
Forfeited	(8)	13.70
Exercised	(26)	7.15
Outstanding - December 31, 2016	464	17.21
Exercisable - December 31, 2016	427	17.19
The table above includes 246 warrants issued to Shell through December 31, 2016 in connection with the Shell agreements.

13.	Leases
The Company leases offices in Norwalk, Connecticut and Houston, Texas.
On September 1, 2016, the Company entered into a lease agreement for a new corporate office in Houston, Texas under an operating lease for 65 months commencing December 1, 2016. Cash in the amount of $21 was paid as a security deposit towards the lease. The Company has the option of extending the lease for an additional 5-year renewal term and the option of terminating the lease at the end of the 41st month by giving prior notice and paying a termination payment.
Total rent expense for the years ended December 31, 2016 and 2015, was $250 and $245, respectively.

Verde Energy USA Holdings, LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2016 and 2015

The future minimum lease payments for the next five years are:

2017	$330
2018	339
2019	283
2020	158
2021	161

14.	Income Taxes for Verde Energy USA, Inc. (C-CORP)
The components of the expense (benefit) for income taxes are as follows for the periods ended December 31, 2016 and 2015:

	2016	2015
Current income tax expense
Federal	$2,129	$831
State	433	12
	2,562	843
Deferred income tax expense (benefit)
Federal	(153)	262
State	97	312
	(56)	574
Provision for income taxes	$2,506	$1,417

Differences between the federal statutory income tax rate of 34% and the effective income tax rate are as follows:

	2016	2015
Statutory tax rate	34.00%	34.00%
Partnership activity not subject to income tax	(18.86)	(17.43)
State taxes (net of federal impact)	2.47	2.91
Permanent differences	0.24	0.34
Other	(0.18)	(0.60)
Total	17.67%	19.22%

Verde Energy USA Holdings, LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2016 and 2015

Deferred income taxes at December 31, 2016 and 2015, are included in the consolidated balance sheet under the following:

	2016	2015
Allowance for doubtful accounts	$—	$4
Amortizable intangible	3,058	2,909
Deferred rent	21	24
State net operating losses	123	124
Organizational costs	51	57
State tax credits	—	83
Gross non-current deferred tax assets	3,253	3,201
Deferred finance costs	—	(27)
Internally developed software	(645)	(551)
Licensing costs	(16)	(25)
Municipal aggregation costs	(1)	—
Prepaid expenses	(50)	(65)
Property, plant & equipment	(59)	(79)
Website development	(116)	(143)
Gross non-current deferred tax liabilities	(887)	(890)
Net non-current deferred tax asset	$2,366	$2,311
As described in Note 2, effective January 1, 2015, the Company adopted ASU 2015-17 on a prospective basis. As a result, the 2016 and 2015 net deferred tax asset is classified as noncurrent on the consolidated balance sheet.
At December 31, 2016 and 2015, the Company had state net operating loss carryforwards of $2,498 and $2,575, respectively. The state net operating loss carryforwards begin to expire after the 2033 tax year. At December 31, 2016 and 2015, the Company had no remaining federal net operating loss carryforwards.
Unrecognized tax benefits result from income tax positions taken or expected to be taken on the Company’s income tax returns for which a tax benefit has not been recorded in the Company’s financial statements. At December 31, 2016 and 2015, there was no interest or penalties accrued relating to uncertain tax positions.
The federal income tax returns of the Company for the years ended December 31, 2013 through December 31, 2016 are subject to examination by the Internal Revenue Service. State income tax returns for the years ended December 31, 2012 through December 31, 2016 are subject to examination by the states where the Company files income tax returns.

Verde Energy USA Holdings, LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2016 and 2015

15.	Commitments and Guaranties
Purchase Commitments
The Company has forward physical contracts to acquire energy in specified future periods on a fixed basis. All such contracts are considered to be “normal purchases” under US GAAP and, therefore, are not reported on the consolidated balance sheets. The following table summarizes the purchase commitments of energy as of December 31, 2016 and 2015:

Purchase Commitments - Electricity	2016	2015
Volume range of each contract	0 - 8 MW	1 - 10 MW
Total volume	604,088 MWH	695,388 MWH
Delivery dates	January 2017 - December 2019	January 2016 - October 2017
Fixed price per MWH	$17.12 - $86.85	$13.67 - $167
Appropriate cost	$23 million	$31 million
Management Guarantees
VEU’s Chairman and its Chief Executive Officer have guaranteed obligations of the Company from time to time, including certain payment and performance bonds issued for the benefit of the Company, typically for tax or regulatory purposes. Pursuant to an Inducement and Indemnity Agreement, the Company pays each guarantor a monthly fee based on the then-outstanding principal amount of the guaranteed obligations, together with interest thereon at the rate of 12% per annum. The guarantors have the option of receiving equity in VEU rather than cash, on a nondilutive basis, valued at $5.00 per unit.
For the years ended December 31, 2016 and 2015, the Company incurred guarantee fee expense of $139 and $175, respectively. In 2016 and 2015 the guarantee fee was paid in cash.

16.	Benefit Plan
The Company maintains a 401(k) profit-sharing plan covering substantially all of its employees. Participants may contribute a percentage of compensation up to the maximum allowed by the Internal Revenue Code. The Company’s contributions under the plan are based on specific percentages of employee contributions. The Company’s contributions for the years ended December 31, 2016 and 2015 were $186 and $162, respectively. In 2016 the Company made contributions to its 401(k) profit sharing plan in the amount of $190.

17.	Contingencies
Litigation
The Company is occasionally party to asserted and unasserted claims arising from the course of operations. Except as set forth below, management is of the opinion that the outcome of any such claims will not have a material impact on the Company’s financial position, results of operations or cash flows.
As of December 31, 2016, the Company was involved in two putative class action lawsuits, one in Pennsylvania and one in New Jersey, alleging violations of the Telephone Consumer Protection Act (“TCPA”), and one putative class action lawsuit in Connecticut alleging that the Company charged rates in violation of its contracts with its customers and that were excessive and unfair.

Verde Energy USA Holdings, LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2016 and 2015

Estimating an amount or range of possible losses resulting from litigation proceedings is inherently difficult and requires an extensive degree of judgment, particularly where the matters involve indeterminate claims for monetary damages, are in the early stages of the proceedings, and are subject to appeal. In addition, because most legal proceedings are resolved over extended periods of time, potential losses are subject to change due to, among other things, new developments, changes in legal strategy, the outcome of intermediate procedural and substantive rulings and other parties’ settlement posture and their evaluation of the strength or weakness of their cases. For these reasons, the Company is currently unable to predict the ultimate timing or outcome of, or reasonably estimate the possible losses or a range of possible losses resulting from, the matters described above. Based on information currently available, the Company does not believe that any reasonably possible losses arising from currently pending legal matters will be material to the Company’s results of operations or financial condition. However, in light of the inherent uncertainties involved in such matters, an adverse outcome in one or more of these matters could materially and adversely affect the Company’s financial condition, results of operations or cash flows in any particular reporting period.
Regulatory
The Company is an independent energy marketer of retail energy to residential and commercial customers across numerous states. Market rules and regulations locally, regionally and state to state change periodically. These changes will likely have an impact on the Company’s business; some may be material and others may not. Some changes may lead to new or enhanced business opportunities, some changes may result in a negative impact on the Company’s business. As such, there is no way to impute an exact effect through a cost benefit analysis, because there are many variables. The regulatory process does allow for some participation, and the Company engages in that participation, however, such participation provides no assurance as to the outcome of such proceedings. The Company does not expect proceedings to have a material adverse effect on the Company’s financial condition or results of operations.

18.	Subsequent Events
The Company has evaluated subsequent events through April 11, 2017, the date at which the consolidated financial statements were available to be issued.